Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Receives
$200 Million in Unsecured Financing Commitments
Detroit, Michigan, June 8, 2006 — American Axle & Manufacturing Holdings, Inc., which is traded as AXL on the NYSE, and its wholly-owned subsidiary, American Axle & Manufacturing, Inc. (AAM) announced today that AAM has received financing commitments for a $200 million senior unsecured term loan from JP Morgan Securities Inc. and Banc of America Securities.
Proceeds from this financing will be used for general corporate purposes and to refinance payments related to the conversion of American Axle & Manufacturing Holdings, Inc. Senior Convertible Notes due 2024. The term loan will mature no earlier than 2010 and is expected to be based on market terms. The financing commitments are subject to customary terms and conditions.
AAM also announced today that it has revised its 2006 earnings guidance to reflect the anticipated impact of this new financing. AAM now expects its earnings for the full year 2006 to be in the range of $1.00 - $1.10 per share. This revised guidance reflects an expected increase in interest costs and a one-time charge to write off unamortized debt issuance costs related to the Convertible Notes.
AAM’s cash flow guidance for the full year 2006 is unchanged. AAM defines free cash flow to be net cash provided by operating activities less capital expenditures and dividends paid. Reflecting the impact of its earnings estimate, capital spending plans and other working capital initiatives, AAM expects to generate approximately $40 million of free cash flow in 2006.
AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Poland, Scotland and South Korea.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statement, including statements relating to the anticipated financing, earnings guidance and cash flow guidance are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.
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For more information ...

Carrie L.P. Gray Director, Corporate Relations (313) 758-4880 grayc@aam.com	Christopher M. Son Director, Investor Relations (313) 758-4814 chris.son@aam.com
Or visit the AAM website at www.aam.com